Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 14, 2007
Registration No. 333-147123
          In connection with the preparation of October 2007 internal financial statements, management of Willbros Group, Inc. (the “Company”) discovered a clerical error arising from the Company’s expense recognition and cost projections for a subcontract relating to a fixed-price contract for a project in Canada which is approximately 90 percent complete.
          Management determined that a report manually prepared for this project at September 30, 2007, which project is currently expected to be profitable, omitted a line item of subcontractor costs that was previously included in the Company’s August 31, 2007 internal financial statements. As a result of the clerical error in the September 30, 2007 report, the subcontractor costs were not included in the project costs at September 30, 2007. Management concluded that this error did not result in a material error in the Company’s financial statements for the quarter ended September 30, 2007 and, as a result, the Company concluded that no adjustments are required to the consolidated financial statements included in the Company’s previously filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.
          However, solely as a result of this error, on November 13, 2007, the Company determined that a material weakness in the Company’s internal control over financial reporting exists with respect to its management review of subcontract cost calculations for this project. In connection with its efforts to remediate this material weakness, the Company intends to take a number of actions to strengthen the control environment over its operations in Canada, including the following:
•	enhance the management review process and hire additional project controllers; and

•	introduce system upgrades to automate certain processes, which management believes will prevent the omission of previously identified costs, such as those described above.

          Willbros Group, Inc., the issuer, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Investment Bank at 212-821-3400 or Credit Suisse Securities (USA) LLC at 800-221-1037.
          The prospectus may also be accessed on the SEC website as follows:
     http://www.sec.gov/Archives/edgar/data/895450/000095012907005292/h50527b5e424b5.htm